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                                                                   Exhibit 10.1

                             MANUFACTURING AGREEMENT
                             -----------------------

This Manufacturing Agreement is entered into as of the 1st day of March 2001 and amends and restates that certain Manufacturing Agreement entered into as of the 10th day of October 1994 by and between European Medical Contract Manufacturing (hereafter referred to as "EMCM"), Middenkampweg 17, 6545 CH Nijmegen, The Netherlands and Gliatech Medical Inc. (hereafter referred to as "Gliatech"), 23420 Commerce Park Road, Beachwood, Ohio 44122, U.S.A.

In consideration of the premises and the mutual promises and covenants set forth below, EMCM and Gliatech mutually agree as follows.

                                    ARTICLE I
                                   DEFINITIONS

         1.1 "Agreement" shall mean this Manufacturing Agreement as amended and restated with its accompanying Attachments and Schedules.

         1.2 "Confidential Information" shall mean the technical information, know-how, technology, prototypes, information, manuals, ideas, inventions, improvements, data, files, supplier and customer identities and lists, accounting records, business and marketing plans, and information and documentation to which a party has rights relating to this Agreement and all copies and tangible embodiments thereof (in whatever form or medium) that are not generally known by the public or which would constitute a trade secret under the Uniform Trade Secrets Act (including any of the foregoing as may be embodied in the Technology); provided, however, that any of the foregoing shall not be considered Confidential Information if it: (i) has entered into the public domain through no wrongful act or breach of any obligation of confidentiality on the receiving party's or any third party's part; (ii) was in the lawful knowledge and possession of, or was independently developed by, the receiving party prior to the time it was disclosed to, or learned by, the receiving part as evidenced by written records kept in the ordinary course of business by the receiving party or by written or other documentary proof of actual use by the receiving party; (iii) was rightfully received from a third party not in violation of any contractual, legal or fiduciary obligation by such third party; or (iv) was approved for release by written authorization by the part having rights in such information.

         1.3 "Device Master Record" shall mean a compilation of records containing the procedures and specifications for a finished device.

         1.4 "Non-Conformance" shall mean any failure to meet Specifications.

         1.5 "Product" shall consist of gel, liquid or other approved material which (i) is manufactured and packaged in a collapsible aluminum tube and/or syringe or other configuration approved by Gliatech, labeled and packaged with other components in a unit kit; and (ii) is to be commercially distributed and sold under the various "ADCON(TM)" names, including, without limitation, ADCON-L(TM) and ADCON-T/N(TM).


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         1.6 "Room Temperature" shall be defined as that combination of temperature and relative humidity approved in United States Pharmacopeia (USP) guidelines for room temperature controls.

         1.7 "Specifications" shall mean Gliatech and EMCM procedures, approved by both parties, controls, specifications, acceptance criteria and related information (including, but not limited to, the Device Master Record) regarding or affecting the manufacture of the Products, as defined pursuant to Article 3.1(a) hereof.

         1.8 "Technology" shall mean the formulae, know-how and other confidential, technical and proprietary information (including, without limitation, patents and patent applications) owned by, or licensed to, Gliatech relating to the manufacture of the Products.

                                   ARTICLE II
                        LICENSE AND TERM OF THE AGREEMENT

         2.1 GRANT OF LICENSE. Gliatech hereby grants to EMCM, subject to the terms and conditions hereinafter set forth, a non-exclusive license to use the Technology solely in connection with the manufacture of the Products for sale to Gliatech. EMCM is not granted any right to sublicense any of the Technology to others or to use any of the Technology for itself or for any other purpose. Without limiting the generality of the foregoing, EMCM shall not use any of the Technology to manufacture the Products outside of or after the termination of this Agreement or to develop or manufacture any other products.

         2.2 TERM OF THE AGREEMENT. Unless sooner terminated as hereinafter provided, the term of this Agreement shall remain in full force and effect for a period of three years from the effective date of this Agreement. Thereafter, this Agreement may be renewed automatically for two terms each for two (2) years, unless (i) Gliatech provides EMCM with written notice of its intent to terminate no less than two hundred and seventy (270) days prior to the end of the original term or any renewal term, or (ii) EMCM provides Gliatech with written notice of its intent to terminate no less than two hundred-seventy (270) days prior to the end of the original term or any renewal term.

         2.3 TERMINATION FOR BREACH. Non-compliance with, or any breach of, the terms and conditions of this Agreement shall be considered grounds for termination (hereafter referred to as "violative termination"). Violative termination must be communicated by one party in writing to the party believed to be in violation of the terms of this Agreement. That party shall then have sixty (60) days from the date of receipt of the notice of violative termination to correct the violation in question. Failure to correct the violation to the satisfaction of the notifying party shall effectively terminate this Agreement.

         2.4 EFFECT OF TERMINATION. In the event of termination for any reason, unless otherwise agreed to in writing by the parties, the parties shall have the rights and obligations set forth in this Section 2.4.

              (a) FIRM ORDERS. Gliatech shall have the right, but not the obligation, to continue to issue to EMCM firm orders for Products for three quarters from the date of


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termination. EMCM shall be responsible for promptly filling these orders. In case of violative termination Gliatech shall have the right and the obligation to continue to issue to EMCM firm orders for products for three quarters from date of termination, and EMCM shall have the right and the obligation to manufacture firm orders for products for three quarters from date of termination, unless both parties mutually agree to renounce from such rights and obligations.

              (b) RETURN OF MATERIALS. EMCM shall be responsible for the return, in good order, of all existing materials and supplies provided by Gliatech, as well as all Gliatech purchased equipment and all tangible embodiments of Gliatech's Confidential Information and Technology, and all copies thereof received or generated by EMCM. Gliatech will reimburse EMCM for reasonable cost associated with the return of materials, or, in the discretion of Gliatech, allow EMCM to purchase certain materials.

              (c) TECHNOLOGY. EMCM shall have no further right and license to use the Technology. Notwithstanding the foregoing, EMCM shall be permitted to use the Technology solely to fulfill its obligations pursuant to Article 2.4(a) hereof.

                                  ARTICLE III
                      MANUFACTURE AND ACCEPTANCE OF PRODUCT

         3.1 MANUFACTURE OF PRODUCT. EMCM agrees to produce the Products in accordance with all Specifications and within EMCM facilities.

              (a) PROCEDURES AND SPECIFICATIONS. The Specifications currently in effect as of the date of the signing of this Agreement are defined in the Device Master Record. These Specifications may change from time to time. In the event that Gliatech intends to change the Specifications, Gliatech will notify EMCM in writing of any such change in the Specifications. Both Gliatech and EMCM must approve any changes to the Specifications.

              (b) ENVIRONMENTAL CONTROLS. EMCM agrees that all Products shall be produced in its controlled, clean room suites in accordance with the Specifications. In addition, EMCM agrees that during the time of manufacture of the Products, no product, supplies, and, after notification to Gliatech, production equipment; provided that such equipment shall not adversely affect the production of the Products other than that required for the Products shall be present in the clean room suite.

              (c) WAREHOUSING. EMCM agrees to store and maintain raw materials and unpackaged Products in excess of the current production order, but not to exceed the requirements of one calendar quarter's forecast (as per Article 3.2 hereof) in their warehouse. EMCM will store raw materials and unpackaged Products in accordance with the requirements of the Specifications and have adequate security (as approved in writing by Gliatech) so as to restrict access to raw materials and Products only to appropriate personnel.

              (d) INVENTORY. Gliatech shall supply EMCM with requirements for labels, packaging materials, primary unit containers, accessories, salts and buffers, and critical raw materials. All of these items will be inspected and approved by Gliatech before shipment to EMCM. EMCM will inspect these items upon arrival at its facility for damage or to



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specifications we mutually agree upon. EMCM will supply all Water for Injection
(as defined in EP and USP), which is certified to be in compliance with both current European Pharmacopeia ("EP") and United States Pharmacopeia ("USP") regulations. EMCM shall provide to Gliatech, upon Gliatech's request, all documentation regarding such certification.

              (e) EQUIPMENT.

                  (1) Gliatech shall purchase, or reimburse EMCM for purchasing all equipment it considers to be exclusive to the production of the Products, including certain analytical and sterilizing equipment. EMCM shall be responsible for the ongoing validation, calibration and maintenance of all equipment (as specified in the Device Master Record) used in the manufacturing of the Products. All purchases of equipment will be authorized by Gliatech in advance of purchase. Gliatech will reimburse EMCM for such authorized equipment upon the presentation and inspection of EMCM's invoice for such purchases. Title to all such equipment shall be in the name of Gliatech.

                  (2) All equipment used in the manufacture of Products and that directly contacts the Products will be used exclusively for the manufacture of Products.

              (f) EMCM will produce Products in accordance with specifications and appropriate regulations. There will be sufficient personnel with the necessary education, background, training and experience to assure that production and quality control/assurance activities are performed correctly. Training shall be in compliance with established Quality System Regulation ("QSR") guidelines and other such standards as Gliatech may require. EMCM will be required to provide the equivalent of a full-time Quality Control Manager responsible for timely day-to-day operations (with a proportionate amount of time focused on Gliatech Products), as well as the maintenance of the EMCM Quality System, including the inspection, testing, documentation, release, and compliance activities. Additionally, EMCM will provide a full-time Material Coordinator, as defined in Attachment III, who will coordinate the scheduling and execution of materials and activities for EMCM and Gliatech, exclusively.

                  Gliatech will reimburse EMCM on a monthly basis for the salaries, benefits, and miscellaneous expenses associated with these positions. Candidates for each position will be jointly agreed upon for hire by both Gliatech and EMCM. The salaries of these employees shall be set by Gliatech.

              (g) REPORTING. EMCM shall maintain a system of document control that maintains compliance with QSR and other applicable regulations and release Product in accordance with procedures outlined in Attachment II. EMCM shall maintain a system of change notification for all controls, policies and specifications which may impact the manufacture of the Products. This notification shall be inclusive of all contracted services, specifically those which relate to calibration, validation and environmental controls. The notification of changes by EMCM must be approved by Gliatech's quality assurance and manufacturing personnel before implementation.



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                  (1) EMCM shall provide investigation reports and corrective action plans for all aspects of the production and analytical processes falling outside of expected or historically derived outcomes as specified and defined in the Device Master Record.

                  (2) Gliatech, in its sole discretion, shall determine the disposition of non-conforming material, processes and Product. All finished Product satisfying the acceptance criteria of the Specifications will be accepted by Gliatech.

                  (3) EMCM shall forward to Gliatech copies of all original records pertaining to production, and shall keep the originals for their own records, but make them available to Gliatech for a period of 6 years. Thereafter, these documents will be released to Gliatech.

              (h) Gliatech-provided material. Title to all materials provided by Gliatech pursuant to this Agreement (including, but not limited to, equipment purchased by, or on behalf of, Gliatech, all raw materials, and all labeling and packaging materials) shall remain in the name of Gliatech at all times. All such materials and equipment shall be labeled clearly as "Property of Gliatech" and, where possible, shall be stored separately.

         3.2 QUALITY. EMCM will maintain a Quality System as defined in, and in accordance with, the appropriate ISO 9000 and EN46000 series guidelines and the U.S. FDA's current Quality System Regulation requirements as set forth in 21 CFR
Part 820 as currently in effect as of the date hereof, as verified by Gliatech personnel, and subject to periodic Gliatech audit. In the event that these regulations are modified, amended or otherwise updated, EMCM will modify, amend or otherwise update and maintain a Quality System in accordance therewith; provided, however, that Gliatech consents to any such modification, amendment or other update to such Quality System.

         3.3 QUANTITY; FORECASTS. With respect to each Product, Gliatech will issue to EMCM firm orders for a period of one full calendar quarter, and provide forecasts covering a period of one additional quarter. One month prior to the beginning of the forecast quarter, Gliatech will issue to EMCM firm orders for that forecast period, and a forecast for the next calendar quarter. Attachment I is the firm order for the calendar quarter ended March 31, 2001 and contains the forecast for the quarters and years of 2001 and 2002.

                                   ARTICLE IV
                           NOTIFICATION AND INSPECTION

         4.1 REGULATORY. EMCM shall notify Gliatech within 10 days of all inspections by N.V. KEMA in the Netherlands, a member of the European Network for Quality System Assessment and Certification or U.S. FDA or any other applicable regulatory authorities, either performed or scheduled at EMCM. EMCM shall allow Gliatech to participate in the investigation or inspection with respect to Gliatech Products. Except for proprietary customer-specific information, EMCM shall provide Gliatech the full results of the inspection, and any responses thereto that relate to the Products shall only be submitted by EMCM after consultation with, and agreements by, Gliatech.



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         4.2 RECORD KEEPING. EMCM shall keep correct and complete records and books covering the manufacture of the Products and other documents relating to this Agreement. In addition, EMCM will maintain any other documentation relating to safety regulation obligations, including, without limitation, adverse event reports. EMCM agrees to permit Gliatech, at Gliatech's expense and reasonable request and during ordinary business hours, to have access to, and make copies of, such records, books and all other documents and materials in the possession and under the control of EMCM relating to or pertaining to the subject matter of this Agreement EMCM's internal audit reports will not be accessible to Gliatech.

         4.3 DELIVERY, TITLE AND RISK OF LOSS. Title to all Products shall be in the name of Gliatech at all times. Risk of loss shall be upon EMCM until Products have satisfied the acceptance criteria of the Specifications except in the event that agreed upon testing procedures would not have detected a failure to satisfy the acceptance criteria of the Specifications. Upon acceptance of the Product, risk of loss shall pass to Gliatech, who shall designate a carrier to ship such accepted Product to a location specified by Gliatech. All expenses incurred in connection with such shipping shall be borne by Gliatech. Gliatech will have the right to utilize EMCM's name and/or address in conjunction with any labeling or reporting requirements.

         4.4 REGULATORY INSPECTION AND REVISION OF SPECIFICATIONS. Following inspections by applicable regulatory authorities, including, without limitation, the U.S. FDA, EMCM shall do such actions or cause such actions to be done that are necessary, advisable or appropriate so that EMCM remains in good standing with any such regulatory authorities. Prior to undertaking any action pursuant to this Section 4.4, EMCM shall notify Gliatech of the inspection and disclose to Gliatech the regulatory authorities' findings and related results of such inspection (the "Findings"). EMCM shall also provide full disclosure to Gliatech with respect to any action undertaken or proposed to be undertaken pursuant to this Section 4.4 prior to acting. In addition, if the Findings of the regulatory authority suggest, recommend or otherwise indicate a change in the manufacturing processes and practices of EMCM, including, without limitation, a modification of the Specifications no such modification can be made without the prior written consent of Gliatech.

         4.5 CONFIDENTIALITY. Each party acknowledges that in the course of its performance under this Agreement it will have access to the other party's Confidential Information. All Confidential Information of a party disclosed under this Agreement shall remain the exclusive property of that party. Each party agrees (i) to take all reasonable measures necessary to protect the confidential nature of all Confidential Information (both its and the other party's); (ii) except as provided in this Agreement or as required by law or court order, not to disclose to third parties or copy any Confidential Information of the other party or allow any third party access to the Confidential Information of the other party without first obtaining that party's written consent; and, (iii) not to use any of the Confidential Information except for the purposes set forth herein.

         4.6 INDEMNIFICATION. Each party agrees to and shall indemnify and hold the other party harmless from any and all claims, demands, suits, actions, proceedings, costs, damages, expenses (including, without limitation, consequential damages), or other disputes arising out of the party's breach of or non-compliance with its obligations hereunder; provided, however, that no party shall be indemnified hereunder if any breach of or non-compliance of its obligations hereunder result from or are caused by that party's gross negligence or willful misconduct. This



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indemnity provision shall be in addition to any liability which the party may otherwise have. Promptly after receipt by an indemnified party under this
Section 4.6 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 4.6, notify the indemnifying party in writing or the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability hereunder unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party's choice at the indemnifying party's expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); PROVIDED, HOWEVER, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party's election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it, which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

         4.7 AUTHORIZED REPRESENTATIVE. EMCM shall act as Gliatech's Authorized Representative within the territories that comply with the Medical Device Directives ("MDD"). EMCM shall be responsible to act as a liaison between Gliatech and the applicable European Union's regulatory authority.

                  As Gliatech's "Authorized Representative" EMCM is responsible for reporting any information brought to the attention of EMCM, which could be considered relevant to device vigilance reporting (e.g., complaints) activities, as such activities are defined in the European Commission publication, Guidelines on Medical Devices Vigilance System, MEDDEV 2. 12/1 March 1998 - rev.
3. EMCM must report such information to Gliatech within 24 hours of EMCM's becoming aware of such information. EMCM is not responsible for device vigilance reporting and Gliatech assumes all device vigilance reporting responsibilities. EMCM agrees to



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notify Gliatech of all potentially reportable events and to provide all information relating to device vigilance reporting.

                  In addition, EMCM will inform Gliatech of any information to which they become aware, that could be considered relevant for purposes of post market surveillance activities (e.g., verbal and written comments from end users, etc.). EMCM is not responsible for post market surveillance activities and Gliatech assumes all post market surveillance responsibilities; provided that EMCM properly notifies Gliatech of all relevant information relating to post market surveillance.

                  EMCM shall maintain a file containing the full index of the ADCON-L technical dossier, as required by the MDD, which will contain a reference to the location of the details of the dossier.

         4.8 COMPLAINTS. EMCM and Gliatech shall be responsible for notifying each other of any complaints received pertaining to manufacture of the Products. EMCM shall be responsible to maintain a file of complaints pertaining to the Products, and to ensure a proper training of manufacturing personnel in response to any Product complaint. Gliatech shall be responsible to provide EMCM with a summary of any manufacturing complaints which it receives, as well as a copy of Gliatech's response.

         4.9 NOTIFICATION. Any official notification as required by this Agreement shall be addressed to:

                                    Dr. J.A. de Vries, Director

                                    European Medical Contract Manufacturing
                                    Middenkampweg 17
                                    6545 CH Nijmegen
                                    The Netherlands
                                    Phone:  (31) 243-715252
                                    Fax:    (31) 243-715253

                                    Rodney E. Dausch
                                    Gliatech Medical Inc.
                                    23420 Commerce Park Road
                                    Beachwood, Ohio 44122
                                    Phone:  (216) 831-3200
                                    Fax:    (216)831-4220

Each of the parties shall be responsible for notifying the other of any changes this information.

         4.10 INSPECTION. Gliatech shall have the right to normally inspect EMCM's facilities and documentation relating to this Agreement at any time during normal business hours.


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                                   ARTICLE V
   MATERIAL RESPONSIBILITY AND REJECTION OF PRODUCT IN CASE OF NON-CONFORMITY

         5.1 MATERIALS LOSSES. Gliatech shall maintain ownership of all materials provided to EMCM as outlined in Article 3.1(h) hereof. Gliatech shall be responsible to provide EMCM with adequate material to manufacture the Products. Any losses in excess of normal expectations shall be the responsibility of EMCM.

              (a) EMCM shall reimburse Gliatech for losses in excess of these agreed upon, acceptable levels at Gliatech's cost for the item. Such cost records shall be made available to Gliatech on request by EMCM.

         5.2 REJECTION FOR NON-CONFORMANCE. Gliatech may reject any Product which does not comply with the Specifications. Such materials shall be determined to have been produced outside of the Specifications, and EMCM shall be responsible for such losses and will reimburse Gliatech for the costs of such losses.

              (a) EMCM shall have the right to challenge the replacement of materials for such rejected Product within thirty (30) days after such rejection. In the event of such a challenge, representatives of Gliatech and EMCM will jointly produce an identical quantity of Product, utilizing, when possible, identical materials. This production will occur within EMCM's facilities within thirty (30) days of Gliatech's receipt of EMCM's challenge of non-conformance, which shall be provided in writing.

                  (1) Should the Product not meet such acceptance criteria set forth in the Specifications, the original Product will be determined to have been produced outside of the Specifications. EMCM shall replace all Gliatech-provided materials related to such rejected Product and shall immediately schedule production to replace the rejected Product.

                  (2) Should the product not meet specifications due to the failure of Gliatech equipment or processes, through no fault or negligence of EMCM, EMCM will not be responsible for such rejected product.

                  (3) Should the Product meet such acceptance criteria, EMCM shall be determined to be in compliance with the Specifications and shall not be accountable for the material loss.

              (b) Gliatech shall have the right to withhold payment of accepted Products until EMCM makes financial restitution for the rejected Product and all Gliatech-provided materials related thereto.

                                   ARTICLE VI
                                PRICE AND PAYMENT

         6.1 PRICE. Gliatech agrees to pay EMCM the price for each Product satisfying the acceptance criteria as detailed in Schedule B, attached hereto. The price shall be based on a per unit cost.


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              (a) The price shall remain in effect for the initial term of the contract. EMCM may increase the price on an annual basis to reflect the increase in labor costs, not to exceed yearly increases in accordance with the Consumer Price Index as published in the Wall Street Journal U.S. City Average, all Urban Workers Cleveland in December of each year ("CPI"). The price increase shall not exceed documented cost increases at the end of each contract period, and EMCM shall notify Gliatech in writing one month prior to the expiration date of any such increase. If no notice is received by that time, the existing price shall remain in effect in the event of any renewal.

              (b) Gliatech shall have the right to challenge any price increase based on the increase in the costs of labor. Upon demand, EMCM shall provide to Gliatech documentation costs.

         6.2 METHOD OF PAYMENT. All payments due under this Agreement shall be paid in U.S. dollars within thirty (30) days from the receipt of the applicable undisputed invoice.

                                  ARTICLE VII
                          EXCLUSIVITY OF THE AGREEMENT

         7.1 ENTIRE AGREEMENT. This Agreement, with accompanying Attachments and Schedules, represents the entire agreement between Gliatech and EMCM. This Agreement supersedes any verbal or written prior agreement and can be modified only in writing by the consent and agreement of both parties.

         7.2 NO WAIVER. None of the terms of this Agreement shall be deemed to be waived or amended by either party unless such a waiver or amendment specifically references this Agreement and is in writing signed by the party to be bound.

         7.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns. This Agreement shall not be assignable by EMCM without the prior written consent of Gliatech.

         7.4 NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by both parties hereto to express their mutual intent and no rule of strict construction against either party shall apply to any term or condition of this Agreement.

         7.5 COMPLIANCE WITH LAWS. Each party shall comply with all applicable laws, regulations and orders including, but not limited to, import regulations. The parties shall cooperate with each other to comply with all such measures and shall promptly inform the other party of any suspected noncompliance.

         7.6 SEVERABILITY. Should any provision of this Agreement be held illegal, invalid or unenforceable by any court or regulatory agency of competent jurisdiction, such provision shall be modified by such court or regulatory agency in compliance with the law and, as modified, enforced. All other terms and conditions of this Agreement shall remain in full force and effect and shall be construed in accordance with the modified provision, and as if such illegal, invalid or unenforceable provision had not been contained herein.



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         7.7 RELATIONSHIP OF THE PARTIES. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the parties. Each party is an independent contractor. Neither party shall assume, either directly or indirectly, any liability of or for the other party. Neither party shall have the authority to bind or obligate the other party and neither party shall represent that it has such authority.

         7.8 CHOICE OF LAW. This Agreement and all disputes arising hereunder shall be governed by, and interpreted in accordance with, the internal laws (and not the laws of conflicts) of the State of Ohio. Any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement, including disputes relating to alleged breach or to termination of this Agreement, shall be settled by binding Alternative Dispute Resolution ("ADR"), and shall be conducted by single arbitrator ("Arbitrator"). The Arbitrator shall be selected from the CPR National Panel of Distinguished Neutrals of the CPR Institute for Dispute Resolution or its successor organization.

         7.9 CONSENT TO JURISDICTION. In the event of any dispute arising between the parties in connection with this Agreement or any clause or the construction thereof, or the rights, duties or liabilities or either party, the following shall apply. If Gliatech elects to bring any equitable or legal proceeding against EMCM, such proceeding shall be brought in a court having jurisdiction over EMCM in The Netherlands. If EMCM elects to bring any equitable or legal proceeding against Gliatech, such proceeding shall be brought in a court having jurisdiction over Gliatech in Ohio, U.S.A. Each party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction and venue of any such action or proceeding brought in such court has been brought in an inconvenient forum.

         7.10 SURVIVAL OF PROVISIONS. Articles 2.4, 4.5, 4.6, 4.7, 4.8, 7.8, 7.9
and 7.10 hereof shall survive the termination of this Agreement for any reason.

         7.11 COUNTERPARTS. This Agreement may be executed in counterparts, any one of which need not contain the signatures of more than one party, but both of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

                                        European Medical Contract Manufacturing

                                        By:  /s/ J.A. de Vries
                                           -------------------------------------
                                        Title:  President
                                               ---------------------------------
                                        Gliatech Medical Inc.

                                        By:  /s/ Rodney E. Dausch
                                            ------------------------------------
                                        Title:  Chief Operating Officer
                                               ---------------------------------


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